Exhibit 99.1

FOR IMMEDIATE RELEASE
COMPANY CONTACT:	PRESS CONTACT:
Kristina McMenamin	Guy Lawrence
W. P. Carey & Co. LLC	Ross & Lawrence
212-492-8995	212-308-3333
kmcmenamin@wpcarey.com	gblawrence@rosslawpr.com
W. P. Carey Announces Merger Agreement between two of its CPA® REITs
New York, NY, December 14, 2010 — W. P. Carey & Co. LLC (NYSE: WPC) announced today that two of the CPA® REITs that the Company manages, CPA®:14 and CPA®:16 — Global, entered into a definitive agreement pursuant to which CPA®:14 will merge with CPA®:16 — Global. The merger is part of a set of proposed transactions by which CPA®:14 will liquidate. Prior to the proposed merger, CPA®:14 will sell joint venture interests in a total of six investments, valued at approximately $89.5 million plus the assumption of related debt, to the Company and CPA®:17 — Global, which is also managed by the Company. In connection with the transactions contemplated by the merger, the Company will receive approximately $52.5 million from CPA®:14 in disposition fees and termination compensation. The Company has agreed to purchase shares of CPA®:16 — Global if necessary to fulfill cash elections by CPA®:14 stockholders. A joint proxy/registration statement relating to the merger will be filed with the SEC. The closing of the merger is subject to customary closing conditions, as well as the receipt of shareholder approvals and the SEC declaring the registration statement effective. The Company currently expects that the closing will occur in the first half of 2011, although there can be no assurance of such timing.
W. P. Carey & Co. LLC
W. P. Carey & Co. LLC (NYSE: WPC) is an investment management company that provides long-term financing to companies worldwide via sale leaseback and build to suit transactions and manages a global investment portfolio of approximately $10 billion. Through its CPA® series of income-generating, non-traded REITs, W. P. Carey helps companies and private equity firms unlock capital tied up in real estate assets. The W. P. Carey Group’s investments are highly diversified, comprising contractual agreements with approximately 275 long-term corporate obligors spanning 28 industries and 16 countries. http://www.wpcarey.com
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This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the Company’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the Company, reference is made to the Company’s filings with the Securities and Exchange Commission.